Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2019

Financial and Operational Highlights:

•

Net income was $32 million, or $0.09 per common share, compared with a net loss of $106 million, or $0.38 per common share (adjusted net loss of $72 million, or $0.27 per common share) in the first quarter of 2018

•

Oil and gas production averaged 278,000 barrels of oil equivalent per day (boepd), excluding Libya, up from 233,000 boepd in the first quarter of 2018; Bakken net production was 130,000 boepd, up 17 percent from 111,000 boepd in the year-ago quarter

•	Three discoveries on the Stabroek Block, offshore Guyana, were announced at the Yellowtail-1 and Tilapia-1 wells located in the greater Turbot area, and at the Haimara-1 well
•

Yellowtail, the 13th discovery on the Stabroek Block, announced on April 18, adds to the previously announced estimate of gross discovered recoverable resources on the block of more than 5.5 billion barrels of oil equivalent (boe); growing resource base further underpins the potential for at least five floating production, storage and offloading vessels (FPSOs) producing more than 750,000 gross barrels of oil per day by 2025

•	E&P capital and exploratory expenditures were $542 million in the quarter compared to $384 million in the prior-year quarter
•	Cash and cash equivalents, excluding Midstream, were $2.3 billion at March 31, 2019

NEW YORK, April 25, 2019 — Hess Corporation (NYSE: HES) today reported net income of $32 million, or $0.09 per common share, in the first quarter of 2019, compared to a net loss of $106 million, or $0.38 per common share, in the first quarter of 2018.  On an adjusted basis, the first quarter 2018 net loss was $72 million, or $0.27 per common share.  First quarter 2019 results benefitted from higher U.S. crude oil production, partially offset by lower realized crude oil prices and higher depreciation, depletion and amortization expenses compared with the prior-year quarter.

“Our company is successfully executing our strategy to deliver industry leading cash flow growth and improving financial returns well into the next decade,” Chief Executive Officer John Hess said.  “We have started the year off with strong operating performance across our portfolio in the first quarter and continued exploration success in Guyana.”

After-tax income (loss) by major operating activity was as follows:

	Three Months Ended
	March 31,
	(unaudited)
	2019	2018
	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$109	$(25)
Midstream	37	28
Corporate, Interest and Other	(114)	(109)
Net income (loss) attributable to Hess Corporation	$32	$(106)

Net income (loss) per common share (diluted) (a)	$0.09	$(0.38)

Adjusted Net Income (Loss) Attributable to Hess Corporation (b)
Exploration and Production	$109	$12
Midstream	37	28
Corporate, Interest and Other	(114)	(112)
Adjusted net income (loss) attributable to Hess Corporation	$32	$(72)

Adjusted net income (loss) per common share (diluted) (a)	$0.09	$(0.27)

Weighted average number of shares (diluted)	299.7	309.5
(a)	Calculated as net income (loss) attributable to Hess Corporation less preferred stock dividends, divided by weighted average number of diluted shares.
(b)

Adjusted net income (loss) attributable to Hess Corporation excludes items affecting comparability of earnings between periods summarized on page 6.  A reconciliation of net income (loss) attributable to Hess Corporation to adjusted net income (loss) attributable to Hess Corporation is provided on page 7.

Exploration and Production:

Exploration and Production (E&P) net income was $109 million in the first quarter of 2019, compared to a net loss of $25 million, or net income of $12 million excluding items affecting comparability of earnings between periods, in the first quarter of 2018.  The Corporation’s average realized crude oil selling price, including the effect of hedging, was $55.91 per barrel in the first quarter of 2019, versus $59.32 per barrel in the year-ago quarter.  The average realized natural gas liquids selling price in the first quarter of 2019 was $18.46 per barrel, versus $21.11 per barrel in the prior-year quarter, while the average realized natural gas selling price was $4.43 per mcf, compared to $3.86 per mcf in the first quarter of 2018.

Net production, excluding Libya, was 278,000 boepd in the first quarter of 2019, up from 233,000 boepd in the prior-year quarter, which included 13,000 boepd from a divested asset. The higher net production volumes were driven by the Gulf of Mexico, Bakken and North Malay Basin.  Libya net production was 21,000 boepd in the first quarter of 2019, compared with 22,000 boepd in the year-ago quarter.

Excluding items affecting comparability of earnings between periods, cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $11.00 per boe in the first quarter, down 18 percent from $13.46 per boe in the prior-year quarter.  Income tax expense is comprised primarily of taxes in Libya.  Excluding items affecting comparability of earnings between periods and Libya, the E&P effective tax rate was an expense of 2 percent in the first quarter compared to a small benefit in the first quarter of 2018.

Operational Highlights for the First Quarter of 2019:

Bakken (Onshore U.S.):  Net production from the Bakken increased 17 percent to 130,000 boepd from 111,000 boepd in the year-ago quarter, due to increased drilling activity and improved well performance.  The Corporation operated an average of six rigs in the first quarter, drilling 38 wells and bringing 25 new wells online.

Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 70,000 boepd, up from 41,000 boepd in the prior-year quarter, primarily reflecting higher production from the Conger, Penn State and Llano fields which were impacted in the year-ago quarter by the shutdown of the third-party operated Enchilada platform.

Guyana (Offshore):  At the Stabroek Block (Hess - 30 percent), the operator, Esso Exploration and Production Guyana Limited, announced positive results from the Tilapia-1 and Haimara-1 exploration wells offshore Guyana during the quarter and from the Yellowtail-1 exploration well on April 18, 2019, bringing the total number of discoveries on the Stabroek Block to thirteen.  These discoveries further underpin the potential for at least five FPSOs producing more than 750,000 gross barrels of oil per day (bopd) by 2025.

Exploration success on the Stabroek Block in 2019 has been significant:

Tilapia:  The Tilapia-1 well encountered approximately 305 feet of high-quality, oil-bearing sandstone reservoir and is located approximately 3.4 miles west of the Longtail-1 well.  In addition to Tilapia-1, prior discoveries in the Turbot area include the Turbot, Longtail and Pluma discoveries.

Haimara:  The Haimara-1 well encountered approximately 207 feet of high-quality, gas condensate bearing sandstone reservoir.  It is located approximately 19 miles east of the Pluma-1 well.

Yellowtail:  The Yellowtail-1 well encountered approximately 292 feet of high-quality oil-bearing sandstone reservoir and is located approximately 6 miles northwest of the Tilapia discovery.  As the fifth discovery in the greater Turbot area, it underpins another major development hub.

The Noble Tom Madden and Stena Carron drillships will next drill the Hammerhead-2 and Hammerhead-3 wells.

Development activities on the block are progressing:

Liza Phase 1:  Development is on schedule and is expected to begin producing up to 120,000 gross bopd by the first quarter of 2020.  Drilling of Phase 1 development wells by the Noble Bob Douglas drillship is proceeding and installation of subsea infrastructure is well advanced, with installation of subsea umbilicals, risers, and flowlines planned for the second quarter.  Installation of topside modules on the Liza Destiny FPSO is now complete, and commissioning activities are underway.  The vessel is expected to arrive offshore Guyana in the third quarter of 2019.

Liza Phase 2:  Phase 2 of the Liza development, which will use a second FPSO, the Liza Unity, will have the capacity to produce up to 220,000 gross bopd and is expected to begin producing by mid-2022.  A final investment decision is expected soon, subject to government and regulatory approvals.

Payara:  The operator expects a third development, Payara, to be sanctioned late in 2019 with first production expected in 2023.  The Payara development is expected to have the capacity to produce between 180,000 and 220,000 gross bopd from a third FPSO.

Midstream:

The Midstream segment, comprised primarily of Hess Infrastructure Partners LP, our 50/50 midstream joint venture, had net income of $37 million in the first quarter of 2019, compared to net income of $28 million in the prior-year quarter.

Corporate, Interest and Other:

Net results for Corporate, Interest and Other were an after-tax expense of $114 million in the first quarter of 2019, compared to an after-tax expense of $109 million in the first quarter of 2018.  On an adjusted basis, first quarter 2018 after-tax expense was $112 million.

Capital and Exploratory Expenditures:

E&P capital and exploratory expenditures were $542 million in the first quarter of 2019, compared to $384 million in the prior-year quarter, reflecting increased drilling in the Bakken and greater development activity in Guyana, partially offset by reduced development spend in the Gulf of Mexico.

Midstream capital expenditures were $127 million in the first quarter of 2019, up from $37 million in the year-ago quarter.  First quarter 2019 capital expenditures include $99 million related to the acquisition of crude oil, gas and water gathering assets from Summit Midstream Partners.  Midstream investments in its 50/50 joint venture with Targa Resources were $7 million in the first quarter of 2019, compared to $24 million in the prior-year quarter.

Liquidity:

Excluding the Midstream segment, the Corporation had cash and cash equivalents of $2.3 billion and debt and finance lease obligations totaling $5.7 billion at March 31, 2019.  The Midstream segment had cash and cash equivalents of $6 million and total debt of $1,178 million at March 31, 2019.  The Midstream segment borrowed $199 million from its revolving credit facilities in the first quarter of 2019 to fund the previously announced purchase of water disposal assets from Hess and the acquisition from Summit Midstream Partners.  The Corporation’s debt to capitalization ratio, including finance leases, was 39.4 percent at March 31, 2019 and 38.0 percent at December 31, 2018.  On April 18,

2019, Hess entered into a new fully undrawn $3.5 billion revolving credit facility maturing in May 2023 that replaced the Corporation’s previous credit facility maturing in January 2021.

Net cash provided by operating activities was $238 million in the first quarter of 2019, up from $210 million in the first quarter of 2018.  Net cash provided by operating activities before changes in working capital was $635 million in the first quarter of 2019 compared with $397 million in the year-ago quarter.  Changes in working capital during the first quarter of 2019 was a net outflow of $397 million, that included a one-time repayment of approximately $130 million to our joint venture partner for its share of sale/leaseback proceeds related to our sale of the North Malay Basin floating storage and offloading vessel completed in the third quarter of 2018.  The remaining working capital items included semi-annual interest payments on debt, an increase in accounts receivable and a reduction in accounts payable.

On January 31, 2019, our 8.00% Series A Mandatory Convertible Preferred Stock automatically converted into common stock.  The net number of common shares issued upon conversion was approximately 11.6 million shares.

Items Affecting Comparability of Earnings Between Periods:

The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended
	March 31,
	(unaudited)
	2019	2018
	(In millions)
Exploration and Production	$—	$(37)
Midstream	—	—
Corporate, Interest and Other	—	3
Total items affecting comparability of earnings between periods	$—	$(34)

First Quarter 2018:  E&P results included a net after-tax severance charge of $37 million related to a cost reduction program.  Corporate, Interest and Other results included an after-tax charge of $27 million related to the premium paid for the retirement of debt.  In addition, as required under accounting standards’ intraperiod allocation rules, the Corporate, Interest & Other results included a noncash income tax benefit of $30 million, which offset a noncash income tax charge recorded in other comprehensive income, resulting from the $125 million reduction in the Corporation’s pension liabilities.

Reconciliation of U.S. GAAP to Non-GAAP measures:

The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended
	March 31,
	(unaudited)
	2019	2018
	(In millions)
Net income (loss) attributable to Hess Corporation	$32	$(106)
Less: Total items affecting comparability of earnings between periods	—	(34)
Adjusted net income (loss) attributable to Hess Corporation	$32	$(72)

The following table reconciles reported net cash provided by (used in) operating activities from cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended
	March 31,
	(unaudited)
	2019	2018
	(In millions)
Cash provided by (used in) operating activities before changes in operating assets and liabilities	$635	$397
Changes in operating assets and liabilities	(397)	(187)
Net cash provided by (used in) operating activities	$238	$210

Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.

Forward-looking Statements

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended.  Forward-looking statements are subject to known and unknown risks and uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, uncertainties inherent in the measurement and interpretation of geological, geophysical and other technical data.  Estimates and projections contained in this release are based on the Corporation’s current understanding and assessment based on reasonable assumptions.  Actual results may differ materially from these estimates and projections due to certain risk factors discussed in the Corporation’s periodic filings with the Securities and Exchange Commission and other factors.

Non-GAAP financial measures

The Corporation has used non-GAAP financial measures in this earnings release.  “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods.  “Cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Cash provided by (used in) operating activities excluding changes in operating assets and liabilities.  Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations.  Management believes that cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt.  These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities.  A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.

Cautionary Note to Investors

We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess’ Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

For Hess Corporation

Investor Contact:

Jay Wilson

(212) 536-8940

Media Contacts:

Lorrie Hecker

(212) 536-8250

Jamie Tully

Sard Verbinnen & Co

(312) 895-4700

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$1,572	$1,346	$1,650
Gains (losses) on asset sales, net	—	7	—
Other, net	27	37	32
Total revenues and non-operating income	1,599	1,390	1,682

Costs and expenses
Marketing, including purchased oil and gas	408	358	472
Operating costs and expenses	266	288	292
Production and severance taxes	39	39	43
Exploration expenses, including dry holes and lease impairment	34	40	91
General and administrative expenses	87	110	91
Interest expense	98	103	99
Loss on debt extinguishment	—	27	—
Depreciation, depletion and amortization	498	417	533
Total costs and expenses	1,430	1,382	1,621

Income (loss) before income taxes	169	8	61
Provision (benefit) for income taxes	94	73	27
Net income (loss)	75	(65)	34
Less: Net income (loss) attributable to noncontrolling interests	43	41	38
Net income (loss) attributable to Hess Corporation	32	(106)	(4)
Less: Preferred stock dividends	4	11	12
Net income (loss) attributable to Hess Corporation common stockholders	$28	$(117)	$(16)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	March 31,	December 31,
	2019	2018
Balance Sheet Information

Cash and cash equivalents	$2,300	$2,694
Other current assets	1,534	1,765
Property, plant and equipment – net	15,898	16,083
Operating lease right-of-use assets – net	713	—
Finance lease right-of-use assets – net	332	—
Other long-term assets	939	891
Total assets	$21,716	$21,433

Current maturities of long-term debt	$12	$67
Current portion of operating and finance lease obligations	402	—
Other current liabilities	1,857	2,136
Long-term debt	6,550	6,605
Long-term operating lease obligations	436	—
Long-term finance lease obligations	250	—
Other long-term liabilities	1,656	1,737
Total equity excluding other comprehensive income (loss)	9,992	9,935
Accumulated other comprehensive income (loss)	(650)	(306)
Noncontrolling interests	1,211	1,259
Total liabilities and equity	$21,716	$21,433

	March 31,	December 31,
	2019	2018 (a)
Total Debt

Hess Corporation	$5,384	$5,691
Midstream (b)	1,178	981
Hess Consolidated	$6,562	$6,672

(a)  Prior to adoption of ASC 842, Leases, finance lease obligations were included in debt.

(b)  Midstream debt is non-recourse to Hess Corporation.

	March 31,	December 31,
	2019	2018
Debt to Capitalization Ratio (a)

Hess Consolidated	39.4%	38.0%

(a)  Includes finance lease obligations.

	Three Months Ended
	March 31,
	2019	2018
Interest Expense

Gross interest expense – Hess Corporation	$90	$92
Less: Capitalized interest – Hess Corporation	(7)	(4)
Interest expense – Hess Corporation	83	88
Interest expense – Midstream (a)	15	15
Interest expense – Consolidated	$98	$103

(a)  Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$75	$(65)	$34
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	—	(7)	—
Depreciation, depletion and amortization	498	417	533
Exploratory dry hole costs	—	—	33
Exploration lease and other impairment	7	10	9
Stock compensation expense	27	13	19
Noncash (gains) losses on commodity derivatives, net	29	38	48
Provision (benefit) for deferred income taxes and other tax accruals	(1)	(36)	(92)
Loss on debt extinguishment	—	27	—
Cash provided by (used in) operating activities before changes in operating assets and liabilities	635	397	584
Changes in operating assets and liabilities	(397)	(187)	297
Net cash provided by (used in) operating activities	238	210	881

Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(521)	(363)	(589)
Additions to property, plant and equipment - Midstream	(150)	(37)	(75)
Payments for Midstream equity investments	(7)	(24)	—
Proceeds from asset sales, net of cash sold	—	6	—
Other, net	(2)	(4)	(1)
Net cash provided by (used in) investing activities	(680)	(422)	(665)

Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	199	—	—
Debt with maturities of greater than 90 days:
Repayments	(3)	(434)	(23)
Payments on finance lease obligations	(23)	—	—
Common stock acquired and retired	(25)	(371)	(245)
Cash dividends paid	(88)	(89)	(83)
Noncontrolling interests, net	(13)	(12)	(175)
Other, net	1	(3)	—
Net cash provided by (used in) financing activities	48	(909)	(526)

Net Increase (Decrease) in Cash and Cash Equivalents	(394)	(1,121)	(310)
Cash and Cash Equivalents at Beginning of Period	2,694	4,847	3,004
Cash and Cash Equivalents at End of Period	$2,300	$3,726	$2,694

Additions to Property, Plant and Equipment included within Investing Activities:
Capital expenditures incurred	$(642)	$(391)	$(636)
Increase (decrease) in related liabilities	(29)	(9)	(28)
Additions to property, plant and equipment	$(671)	$(400)	$(664)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$271	$166	$314
Offshore and Other	52	93	107
Total United States	323	259	421
Guyana	181	74	128
Malaysia and JDA	32	27	24
Other	6	24	45
E&P Capital and exploratory expenditures	$542	$384	$618

Total exploration expenses charged to income included above	$27	$30	$49

Midstream Capital expenditures	$127	$37	$67

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)

(IN MILLIONS)

	First Quarter 2019
Income Statement	United States		International	Total

Total revenues and non-operating income
Sales and other operating revenues	$1,233		$339	$1,572
Other, net	2		18	20
Total revenues and non-operating income	1,235		357	1,592

Costs and expenses
Marketing, including purchased oil and gas (a)	440		(6)	434
Operating costs and expenses	158		55	213
Production and severance taxes	37		2	39
Midstream tariffs	162		—	162
Exploration expenses, including dry holes and lease impairment	22		12	34
General and administrative expenses	37		5	42
Depreciation, depletion and amortization	337		127	464
Total costs and expenses	1,193		195	1,388

Results of operations before income taxes	42		162	204
Provision (benefit) for income taxes	—		95	95
Net income (loss) attributable to Hess Corporation	$42	(b)	$67	$109

	First Quarter 2018
Income Statement	United States		International	Total

Total revenues and non-operating income
Sales and other operating revenues	$994		$352	$1,346
Gains (losses) on asset sales, net	—		2	2
Other, net	8		7	15
Total revenues and non-operating income	1,002		361	1,363

Costs and expenses
Marketing, including purchased oil and gas (a)	347		27	374
Operating costs and expenses	190		57	247
Production and severance taxes	38		1	39
Midstream tariffs	151		—	151
Exploration expenses, including dry holes and lease impairment	25		15	40
General and administrative expenses	51		6	57
Depreciation, depletion and amortization	286		99	385
Total costs and expenses	1,088		205	1,293

Results of operations before income taxes	(86)		156	70
Provision (benefit) for income taxes	(9)		104	95
Net income (loss) attributable to Hess Corporation	$(77)	(c)	$52	$(25)
(a)	Includes amounts charged from the Midstream segment.
(b)	After-tax gains from realized crude oil hedging activities totaled $15 million (noncash premium amortization: $29 million; cash received: $44 million).
(c)

After-tax losses from realized crude oil hedging activities totaled $31 million (noncash premium amortization: $31 million).  After-tax losses from unrealized crude oil hedging activities totaled $7 million.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)

(IN MILLIONS)

	Fourth Quarter 2018
Income Statement	United States		International	Total

Total revenues and non-operating income
Sales and other operating revenues	$1,273		$377	$1,650
Other, net	9		8	17
Total revenues and non-operating income	1,282		385	1,667

Costs and expenses
Marketing, including purchased oil and gas (a)	478		12	490
Operating costs and expenses	173		65	238
Production and severance taxes	40		3	43
Midstream tariffs	165		—	165
Exploration expenses, including dry holes and lease impairment	27		64	91
General and administrative expenses	46		9	55
Depreciation, depletion and amortization	370		129	499
Total costs and expenses	1,299		282	1,581

Results of operations before income taxes	(17)		103	86
Provision (benefit) for income taxes	(24)		115	91
Net income (loss) attributable to Hess Corporation	$7	(b)	$(12)	$(5)
(a)	Includes amounts charged from the Midstream segment.
(b)	After-tax losses from realized crude oil hedging activities totaled $44 million (noncash premium amortization: $48 million; cash received: $4 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	86	73	84
Offshore	49	31	48
Total United States	135	104	132
Denmark	6	6	6
Libya	19	20	20
Malaysia and JDA	4	4	3
Total	164	134	161

Natural gas liquids - barrels
United States
North Dakota	34	30	32
Offshore	6	4	5
Other (a)	—	3	—
Total United States	40	37	37

Natural gas - mcf
United States
North Dakota	79	73	79
Offshore	92	37	90
Other (a)	—	58	—
Total United States	171	168	169
Denmark	7	10	9
Libya	13	13	13
Malaysia and JDA	381	313	354
Total	572	504	545

Barrels of oil equivalent	299	255	289
(a)	The Corporation sold its Utica assets in August 2018. Production was 13,000 boepd in the first quarter of 2018.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Sales Volumes Per Day (in thousands) (a)

Crude oil - barrels	155	131	158
Natural gas liquids - barrels	40	37	37
Natural gas - mcf	572	504	545
Barrels of oil equivalent	290	252	286

Sales Volumes (in thousands) (a)

Crude oil - barrels	13,940	11,811	14,587
Natural gas liquids - barrels	3,631	3,308	3,395
Natural gas - mcf	51,435	45,392	50,095
Barrels of oil equivalent	26,144	22,684	26,331
(a)	Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2019	2018	2018
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
Onshore	$52.16	$56.40	$49.95
Offshore	59.30	59.14	58.46
Total United States	54.76	57.23	53.02
Denmark	67.26	67.37	65.48
Libya	62.71	66.27	65.91
Malaysia and JDA	59.38	67.69	61.58
Worldwide	55.91	59.32	55.24

Crude oil - per barrel (excluding hedging)
United States
Onshore	$50.91	$59.61	$53.44
Offshore	58.05	62.31	61.93
Total United States	53.51	60.43	56.51
Denmark	67.26	67.37	65.48
Libya	62.71	66.27	65.91
Malaysia and JDA	59.38	67.69	61.58
Worldwide	54.84	61.82	58.11

Natural gas liquids - per barrel
United States
Onshore	$18.69	$20.78	$21.34
Offshore	17.21	24.28	20.23
Worldwide	18.46	21.11	21.19

Natural gas - per mcf
United States
Onshore	$2.46	$2.47	$3.02
Offshore	2.54	2.08	3.66
Total United States	2.50	2.38	3.36
Denmark	4.02	3.44	3.93
Libya	5.14	6.93	4.44
Malaysia and JDA	5.28	4.54	5.55
Worldwide	4.43	3.86	4.82

The following is a summary of the Corporation’s outstanding West Texas Intermediate hedging program:

2019
Barrels of oil per day	95,000
Monthly floor price of put options	$60
Contract Period	April 1 – December 31